Exhibit 99.1

BIOVENTUS INC.
RESTRICTED STOCK UNIT AWARD Grant Notice and restricted stock unit agreement
INDUCEMENT AWARD
Bioventus Inc., a Delaware corporation (the “Company”), hereby grants to the holder listed below (“Holder”) the number of Restricted Stock Units set forth below (the “RSUs”). The RSUs are subject to the terms and conditions set forth in this Restricted Stock Unit Grant Notice (the “Grant Notice”) and the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), each of which is incorporated herein by reference.

Holder:	Mark Singleton
Grant Date:	[ ˜ ]
Vesting Start Date:	[ ˜ ]
Number of RSUs:	[ ˜ ]
Type of Shares Issuable:	Class A Common Stock
Vesting Schedule:	Subject to Holder’s continued status as an Employee, Consultant or Non-Employee Director, the RSUs shall vest with respect to twenty-five percent (25%) of the Shares subject thereto (rounded down to the next whole number of Shares) on each of the first four (4) anniversaries of the Vesting Start Date, so that all of the Shares shall be vested on the fourth anniversary of the Vesting Start Date.
Withholding Tax Election: By accepting this award of RSUs (the “Award”) electronically through the Company’s online grant acceptance policy, the Holder understands and agrees that as a condition of the grant of the RSUs hereunder, the Holder is required to, and hereby affirmatively elects to (the “Sell to Cover Election”), (1) sell that number of Shares determined in accordance with Section 2.5 of the Agreement as may be necessary to satisfy all applicable withholding obligations with respect to any taxable event arising in connection with the RSUs and similarly sell such number of Shares as may be necessary to satisfy all applicable withholding obligations with respect to any other awards of restricted stock units granted to the Holder under any other equity incentive plans of the Company or its predecessor, and (2) to allow the Agent (as defined in the Agreement) to remit the cash proceeds of such sale(s) to the Company. Furthermore, the Holder directs the Company to make a cash payment equal to the required tax withholding from the cash proceeds of such sale(s) directly to the appropriate taxing authorities. The Holder has carefully reviewed Section 2.5 of the Agreement and the Holder hereby represents and warrants that on the date hereof he or she is not aware of any material, nonpublic information with respect to the Company or any securities of the Company, is not subject to any legal, regulatory or contractual restriction that would prevent the Agent from conducting sales, does not have, and will not attempt to exercise, authority, influence or control over any sales of Shares effected by the Agent pursuant to the Agreement, and is entering into the Agreement and this election to “sell to cover” in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 (regarding trading of the Company’s securities on the basis of material nonpublic information) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It is the Holder’s intent that this election to “sell to cover” comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act.
By accepting this Award electronically through the Company’s online grant acceptance policy, Holder agrees to be bound by the terms and conditions of the Agreement and the Grant Notice. Holder has reviewed the Agreement and the Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Grant Notice and fully understands all provisions of the Grant Notice and the Agreement. Holder hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Grant Notice or the Agreement.

Exhibit A
TO RESTRICTED STOCK UNIT AWARD Grant Notice
RESTRICTED STOCK UNIT AWARD AGREEMENT
Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Holder the number of RSUs set forth in the Grant Notice.
ARTICLE I.
GENERAL
Section 1.1    Defined Terms. Capitalized terms not specifically defined in this Agreement, including Annex A, attached hereto, shall have the meanings specified in the Grant Notice.
ARTICLE II.
AWARD OF RESTRICTED STOCK UNITS
Section 2.1    Award of RSUs
(a)    In consideration of Holder’s past and/or continued employment with or service to a Participating Company and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Holder the number of RSUs set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice and this Agreement, subject to adjustment as provided in Section 2.8 of this Agreement. Each RSU represents the right to receive one Share at the times and subject to the conditions set forth herein. However, unless and until the RSUs have vested, Holder will have no right to the payment of any Shares subject thereto. Prior to the actual delivery of any Shares, the RSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company.
(b)    The RSUs are intended to constitute an “employment inducement grant” as described in NASDAQ Listing Rule 5635(c)(4), and consequently are intended to be exempt from the NASDAQ rules regarding shareholder approval of stock option or purchase plans or other equity compensation arrangements. This Agreement and the terms and conditions of the RSUs shall be interpreted in accordance and consistent with such exemption.
Section 2.2    Vesting of RSUs.
(a)    Subject to Holder’s continued employment with or service to a Participating Company on each applicable vesting date and subject to the terms of this Agreement, including, without limitation, Section 2.2(d), the RSUs shall vest in such amounts and at such times as are set forth in the Grant Notice.
(b)    In the event Holder incurs a Termination of Service, except as may be otherwise provided herein or by the Administrator or as set forth in a written agreement between Holder and the Company, Holder shall immediately forfeit any and all RSUs granted under this Agreement that have not vested or do not vest on or prior to the date on which such Termination of Service occurs, and Holder’s rights in any such RSUs that are not so vested shall lapse and expire.
(c)    Notwithstanding the Grant Notice or the provisions of Section 2.2(a) and Section 2.2(b), in the event Holder incurs a Termination of Service for Cause, except as may be otherwise provided by the Administrator or as set forth in a written agreement between Holder and the Company, Holder shall immediately forfeit any and all RSUs granted under this Agreement (whether or not vested), and Holder’s rights in any such RSUs shall lapse and expire.
Section 2.3
(a)    Distribution or Payment of RSUs. Holder’s RSUs shall be distributed in Shares (either in book-entry form or otherwise) on or within two business days following each applicable vesting date. Notwithstanding the foregoing, the Company may delay a distribution or payment in settlement of RSUs if it reasonably determines that such payment or distribution will violate federal securities laws or any other Applicable Law, provided that such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii), and provided further that no payment or distribution shall be delayed under this Section 2.3(a) if such delay will result in a violation of Section 409A.
(b)    All distributions shall be made by the Company in the form of whole Shares, and any fractional share shall be distributed in cash in an amount equal to the value of such fractional share determined based on the Fair Market Value as of the date immediately preceding the date of such distribution.

Section 2.4    Conditions to Issuance of Certificates. The Company shall not be required to issue or deliver any certificate or certificates for any Shares or to cause any Shares to be held in book-entry form prior to the fulfillment of all of the following conditions: (a) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of the Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable, (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable, (d) the receipt by the Company of full payment for such Shares, which may be in one or more of the forms of consideration permitted under Section 2.5, and (e) the receipt of full payment of any applicable withholding tax in accordance with Section 2.5 by the Participating Company with respect to which the applicable withholding obligation arises.
Section 2.5    Tax Withholding. Notwithstanding any other provision of this Agreement:
(a)    The Company shall have the authority and the right to deduct or withhold, or to require the Holder to remit to the Company, an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to any taxable event arising in connection with the RSUs. In satisfaction of such tax withholding obligations and in accordance with the Sell to Cover Election included in the Grant Notice, the Holder has irrevocably elected to sell the portion of the Shares to be delivered under the RSUs necessary so as to satisfy the tax withholding obligations and shall execute any letter of instruction or agreement required by the Company’s transfer agent (together with any other party the Company determines necessary to execute the Sell to Cover Election, the “Agent”) to cause the Agent to irrevocably commit to forward the proceeds necessary to satisfy the tax withholding obligations directly to the Company and/or its Affiliates. In accordance with Holder’s Sell to Cover Election pursuant to the Grant Notice, the Holder hereby acknowledges and agrees:
(i)    The Holder hereby appoints the Agent as the Holder’s agent and authorizes the Agent to (1) sell on the open market at the then prevailing market price(s), on the Holder’s behalf, as soon as practicable on or after the Shares are issued upon the vesting of the RSUs, that number (rounded up to the next whole number) of the Shares so issued necessary to generate proceeds to cover (x) any tax withholding obligations incurred with respect to such vesting or issuance and (y) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto and (2) apply any remaining funds to the Holder’s federal tax withholding.
(ii)    The Holder hereby authorizes the Company and the Agent to cooperate and communicate with one another to determine the number of Shares that must be sold pursuant to subsection (i) above.
(iii)    The Holder understands that the Agent may effect sales as provided in subsection (i) above in one or more sales and that the average price for executions resulting from bunched orders will be assigned to the Holder’s account. In addition, the Holder acknowledges that it may not be possible to sell Shares as provided by subsection (i) above due to (1) a legal or contractual restriction applicable to the Holder or the Agent, (2) a market disruption, or (3) rules governing order execution priority on the national exchange where the Shares may be traded. The Holder further agrees and acknowledges that in the event the sale of Shares would result in material adverse harm to the Company, as determined by the Company in its sole discretion, the Company may instruct the Agent not to sell Shares as provided by subsection (i) above. In the event of the Agent’s inability to sell Shares, the Holder will continue to be responsible for the timely payment to the Company and/or its Affiliates of all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld, including but not limited to those amounts specified in subsection (i) above.
(iv)    The Holder acknowledges that regardless of any other term or condition of this Section 2.5(a), the Agent will not be liable to the Holder for (1) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (2) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control.
(v)    The Holder hereby agrees to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 2.5(a). The Agent is a third-party beneficiary of this Section 2.5(a).
(vi)    This Section 2.5(a) shall terminate not later than the date on which all tax withholding obligations arising in connection with the vesting of the Award have been satisfied.
(b)    The Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the RSUs to, or to cause any such Shares to be held in book-entry form by, Holder or his or her legal representative unless and until Holder or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Holder resulting from the vesting or settlement of the RSUs or any other taxable event related to the RSUs.

(c)    Holder is ultimately liable and responsible for all taxes owed in connection with the RSUs, regardless of any action the Company or any other Participating Company takes with respect to any tax withholding obligations that arise in connection with the RSUs. No Participating Company makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or the subsequent sale of Shares. The Participating Companies do not commit and are under no obligation to structure the RSUs to reduce or eliminate Holder’s tax liability.
Section 2.6    Rights as Stockholder. Neither Holder nor any Person claiming under or through Holder will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars and delivered to Holder (including through electronic delivery to a brokerage account). Except as otherwise provided herein, after such issuance, recordation and delivery, Holder will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.
Section 2.7    Restrictive Covenants; Forfeiture. Notwithstanding anything contained in this Agreement to the contrary, in the event the Holder breaches any restrictive covenant agreement between the Holder and any Participating Company or any other written agreement between the Holder and any Participating Company, in addition to any other damages available at law or in equity, then, (i) any portion of the Award that has not been distributed to the Holder prior to the date of such violation shall thereupon be forfeited and (ii) the Holder shall be required to pay to the Company the amount of all RSU Gain (as defined below). “RSU Gain” shall mean an amount equal to the product of (i) the number of shares of Common Stock that are distributed pursuant to this RSU Award and (ii) the Fair Market Value per share of Common Stock on the date of such distribution.
Section 2.8    Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.
(a)    In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator may make equitable adjustments to reflect such change with respect to: (i) the number and kind of Shares (or other securities or property) subject to this Award and (ii) the terms and conditions of this Award (including, without limitation, any applicable performance targets or criteria with respect thereto).
(b)    In the event of any transaction or event described in Section 2.8(a) or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate of the Company, or the financial statements of the Company or any Affiliate, or of changes in Applicable Law or Applicable Accounting Standards, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of this Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Award, to facilitate such transactions or events or to give effect to such changes in Applicable Law or Applicable Accounting Standards:
(i)    To provide for the termination of this Award in exchange for an amount of cash and/or other property with a value equal to the amount that would have been attained upon the realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 2.8 the Administrator determines in good faith that no amount would have been attained upon the realization of the Holder’s rights, then this Award may be terminated by the Company without payment);
(ii)    To provide that this Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares, in all cases, as determined by the Administrator;
(iii)    To make adjustments in the number and type of Shares of the Company’s stock (or other securities or property) subject to this Award, and/or in the terms and conditions of, and the criteria included in, this Award;
(iv)    To provide that this Award shall be exercisable or payable or fully vested with respect to all Shares covered hereby, notwithstanding anything to the contrary in this Agreement;
(v)    To replace this Award with other rights or property selected by the Administrator; and/or
(vi)    To provide that this Award cannot vest or become payable after such event.

(c)    In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 2.8(a) and 2.8(b), the number and type of securities subject to this Award shall be equitably adjusted (and the adjustments provided under this Section 2.8(c) shall be nondiscretionary and shall be final and binding on the Holder and the Company); and/or
(d)    Notwithstanding any other provision of this Award, in the event of a Change in Control, unless the Administrator elects to (i) terminate this Award in exchange for cash, rights or property, or (ii) cause this Award to become fully exercisable and no longer subject to any forfeiture restrictions prior to the consummation of a Change in Control, pursuant to Section 2.8, this Award shall continue in effect or be assumed or an equivalent award (which may include, without limitation, an award settled in cash) substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event this Award continues in effect or is assumed or an equivalent award substituted, and the Holder incurs a Termination of Service without Cause upon or within twelve (12) months following the Change in Control, then the Holder shall be fully vested in such continued, assumed or substituted award.
(e)    In the event that the successor corporation in a Change in Control refuses to assume or substitute this Award, the Administrator may cause (i) any or all of this Award (or portion thereof) to terminate in exchange for cash, rights or other property pursuant to Section 2.8(b)(i) or (ii) any or all of this Award (or portion thereof) to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of this Award to lapse.
(f)    For the purposes of this Section 2.8, this Award shall be considered assumed if, following the Change in Control, this Award confers the right to purchase or receive, for each Share subject to this Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received for each Share subject to this Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per-share consideration received by holders of Common Stock in the Change in Control.
(g)    Unless otherwise determined by the Administrator, no adjustment or action described in this Section 2.8 or in any other provision of this Award shall be authorized to the extent it would (i) cause this Award to violate Section 422(b)(1) of the Code, (ii) result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act, or (iii) cause this Award to fail to be exempt from or comply with Section 409A.
(h)    The existence of this Award shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
(i)    In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Administrator, in its sole discretion, may refuse to permit the settlement of this Award during a period of up to thirty (30) days prior to the consummation of any such transaction.
ARTICLE III.
OTHER PROVISIONS
Section 3.1    Administration. The Administrator shall have the power to interpret the Grant Notice and this Agreement and to adopt such rules for the administration, interpretation and application of the Grant Notice and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Holder, the Company and all other interested Persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Grant Notice or this Agreement.
Section 3.2    RSUs Not Transferable. The RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the RSUs have been issued, and all restrictions applicable to such Shares have lapsed. No RSUs or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Holder or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence. Notwithstanding the foregoing, with the consent of the Administrator, the RSUs may be transferred to Permitted Transferees, pursuant to any such conditions and procedures the Administrator may require.
Section 3.3    Adjustments. The Administrator may accelerate the vesting of all or a portion of the RSUs in such circumstances as it, in its sole discretion, may determine. Holder acknowledges that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement.
Section 3.4    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Holder shall be addressed to Holder at Holder’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.4, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or similar foreign entity.
Section 3.5    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
Section 3.6    Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
Section 3.7    Conformity to Securities Laws. Holder acknowledges that the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, and state securities laws and regulations. Notwithstanding anything herein to the contrary, this Agreement shall be administered, and the RSUs are granted, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Grant Notice and this Agreement shall be deemed amended to the extent necessary to conform to Applicable Law.
Section 3.8    Amendment, Suspension and Termination. This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as otherwise provided by this Agreement, no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without the prior written consent of Holder.
Section 3.9    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 3.2, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
Section 3.10    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of this Agreement, if Holder is subject to Section 16 of the Exchange Act, the RSUs, the Grant Notice and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
Section 3.11    Not a Contract of Employment. Nothing in this Agreement shall confer upon Holder any right to continue to serve as an employee or other service provider of any Participating Company or shall interfere with or restrict in any way the rights of any Participating Company, which rights are hereby expressly reserved, to discharge or terminate the services of Holder at any time for any reason whatsoever, with or without cause, except to the extent (i) expressly provided otherwise in a written agreement between a Participating Company and Holder or (ii) where such provisions are not consistent with applicable foreign or local laws, in which case such applicable foreign or local laws shall control.
Section 3.12    Entire Agreement. The Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Holder with respect to the subject matter hereof.
Section 3.13    Section 409A. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
Section 3.14    Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
Section 3.15    Limitation on Holder’s Rights. Participation in this Agreement confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Holder shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs.
Section 3.16    Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.
* * * * *

ANNEX A
Definitions
(a)“Administrator” shall mean the Board or a Committee to the extent that the Board’s powers or authority under this Agreement have been delegated to such Committee.
(b)“Affiliate” means any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with or of, such entity. The term “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), as used with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.
(c)“Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.
(d)“Applicable Law” shall mean any applicable law, including without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.
(e)“Board” shall mean the Board of Directors of the Company.
(f)“Cause” shall mean, unless such term or an equivalent term is otherwise defined by any employment agreement or offer letter between the Holder and a Participating Company, any of the following: (i) Holder’s material breach or substantial failure to perform any of the duties, responsibilities, representation, warranties, covenants or obligations under this Agreement (other than as a result of Holder’s death or disability), which failure continues unremedied and uncured for a period of thirty (30) days after written notice from the Company requesting such remedy or cure by Holder, (ii) Holder’s conviction for, or plea of guilty or no contest to, or confession of guilt of, any felony or gross misdemeanor (excluding minor traffic violations or similar offenses), (iii) Holder’s commission of any act of fraud, misappropriation, embezzlement, theft or gross malfeasance with respect to the Company or any of its affiliates or any of their assets.
(g)“Cessation Date” shall mean the date of Holder’s Termination of Service (regardless of the reason for such termination).
(h)“Change in Control” shall mean and includes each of the following:
(i)A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any Person directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any of its Subsidiaries; (ii) any acquisition by an employee benefit plan maintained by the Company or any of its Subsidiaries; (iii) any acquisition which complies with Sections 2.9(c)(i), 2.9(c)(ii) or 2.9(c)(iii); or (iv) any acquisition by the Holder or any group of Persons including the Holder (or any entity controlled by the Holder or any group of Persons including the Holder); or
(ii)The Incumbent Directors cease for any reason to constitute a majority of the Board;
(iii)The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
1.which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the Person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such Person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

2.after which no Person beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no Person shall be treated for purposes of this Section 1.1(h)(iii)(b) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and
3.after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board's approval of the execution of the initial agreement providing for such transaction; or
(iv)The date specified by the Board following approval by the Company’s stockholders of a plan of complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to this Award (or any portion of this Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), (c) or (d) with respect to this Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of this Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
(i)“Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board, which may be comprised of one or more Directors and/or executive officers of the Company as appointed by the Board, to the extent permitted in accordance with Applicable Law.
(j)“Common Stock” shall mean the Class A common stock of the Company.
(k)“Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any parent of the Company or Affiliate who qualifies as a consultant or advisor under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.
(l)“Director” shall mean a member of the Board, as constituted from time to time.
(m)“Eligible Individual” shall mean any Person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Administrator.
(n)“Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any parent of the Company or Affiliate.
(o)“Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per-share value of the Common Stock underlying outstanding this Award.
(p)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
(q)“Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:
(i)If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market and the Nasdaq Global Select Market), (ii) listed on any national market system or (iii) quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(ii)If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in its discretion.

(r)“Incumbent Directors” shall mean for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a Person who shall have entered into an agreement with the Company to effect a transaction described in Section 1.1(h)(i) or 1.1(h)(iii) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such Person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any Person other than the Board shall be an Incumbent Director.
(s)“Non-Employee Director” shall mean a Director of the Company who is not an Employee.
(t)“Participating Company” shall mean the Company or any of its Affiliates.
(u)“Permitted Transferee” shall mean, with respect to the Holder, any “family member” of the Holder, as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act (or any successor form thereto), or any other transferee specifically approved by the Administrator after taking into account Applicable Law.
(v)“Person” means an individual, corporation, joint venture, partnership, limited liability company, association, joint stock or other company, business trust, trust or other entity or organization, including any national, federal, state, territorial agency, local or foreign judicial, legislative, regulatory or administrative authority, commission, court, tribunal, any political or other subdivision, department or branch of any of the foregoing, and any self-regulatory organization or arbitrator.
(w)“Securities Act” shall mean the Securities Act of 1933, as amended.
(x)“Shares” shall mean shares of Common Stock.
(y)“Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
(z)“Termination of Service” shall mean the date the Holder ceases to be an Eligible Individual. The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service. For purposes of this Agreement, Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Affiliate employing or contracting with Holder ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).